SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[  X   ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLARKSTON FINANCIAL CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
(2)	Form, schedule, or registration statement no.: __________________________________________________
(3)	Filing party: ___________________________________________________________________________
(4)	Date filed: ____________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Amendment No. 1)
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[X] [_] [_] [_] [_]	Preliminary Proxy Statement
Confidential, for use of the Commission
only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material pursuant to Rule 14a-12

Clarkston Financial Corporation
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] [_]	No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of Securities to which transaction applies:	Aggregate number of securities to which transaction applies:	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:	Proposed Maximum Aggregate Value of transaction:	Total fee paid:

N/A	N/A	N/A	N/A	N/A

[_]      Fee paid previously with preliminary materials.

[_]      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	Form, Schedule or Registration Statement No.:	Filing Party:	Date Filed:

N/A	N/A	N/A	N/A

CLARKSTON FINANCIAL CORPORATION

February [•], 2008

To our Shareholders:

You are invited to attend a special meeting of the shareholders of Clarkston Financial Corporation to be held on March [•], 2008 at 10:00 a.m. (local time). The meeting will be held at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346.

This meeting is very important, as you will be asked to vote on a proposed transaction that, if approved, will suspend its obligation to make reports under Section 15(d) of the Exchange Act of 1934. This will eliminate the significant expense required to comply with the reporting requirements under the federal securities laws. Often referred to as a “going private” transaction, the proposed transaction is a reverse stock split of our common stock, immediately followed by a forward stock split. The details of this proposed transaction are described in the enclosed Proxy Statement. The net effect of the transaction is our repurchase of shares from all shareholders of record who own fewer than 111 shares at the time of the transaction, which is proposed to take place on March [•], 2008. The price per share will be $10.00.

We are proposing this transaction because, after careful consideration, the Board of Directors has concluded that the costs associated with being a “public” company are not justified by the benefits in view of our common stock’s limited trading activity, the lack of analysts following our performance, and the fact that a number of our shareholders of record own 10 or fewer shares.

The Company’s common stock is currently traded on the OTC Bulletin Board (the “OTCBB”) under the symbol CKSB.OB. The Company will file quarterly reports required by the Federal Reserve Board with the NASD, the regulator of the OTCBB. As a result, the Company’s common stock will remain eligible to trade on the OTCBB.

The Special Meeting is being held for the shareholders to vote on proposed amendments to our Articles of Incorporation effecting the reverse stock split and the forward stock split. Failure to cast a vote has the same effect as a NO vote.

The Board of Directors believes that the terms of the proposed transaction are fair and in the best interests of our shareholders, including both those shareholders who will have their shares purchased for cash in the transaction and those shareholders who will remain shareholders after the transaction. Accordingly, your Board of Directors believes the proposed transaction is in the best interest of the Company and its shareholders and recommends that you vote “FOR” the proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY.

Sincerely,

J. Grant Smith
Chief Executive Officer

CLARKSTON FINANCIAL CORPORATION

NOTICE OF SPECIAL MEETING

February [•], 2008

TO OUR SHAREHOLDERS:

A Special Meeting of the shareholders of Clarkston Financial Corporation will be held at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346, at 10:00 a.m. (local time), on [__________], March [•], 2008, to consider and vote on:

1.	Two amendments to the Articles of Incorporation of Clarkston Financial Corporation to effect a reverse stock split followed immediately by a forward stock split, which transaction will permit the Company to suspend its obligation to make reports under Section 15(d) of the Exchange Act of 1934 and become privately held; and

2.	Such other matters as may properly come before the Special Meeting or any adjournments thereof.

February [•], 2008 has been fixed as the record date for determination of shareholders entitled to vote at the Special Meeting and to receive notice thereof.

The directors sincerely desire your presence at the meeting. However, so that we may be sure your vote will be included, please sign, date, and return the enclosed proxy card promptly. A self-addressed, postage-paid return envelope is enclosed for your convenience.

FOR THE BOARD OF DIRECTORS

J. Grant Smith Secretary

SHAREHOLDERS ARE URGED TO VOTE BY DATING, SIGNING, AND RETURNING
THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE TO WHICH
NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

CLARKSTON FINANCIAL CORPORATION

Proxy Statement for Special Meeting of Shareholders
to be held March [•], 2008

The information set forth in this proxy statement is furnished in connection with a Special Meeting of shareholders of Clarkston Financial Corporation, a Michigan corporation (the “Company”), to be held on March [•], 2008, at 10:00 a.m. (local time), at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346. Our telephone number is (248) 922-6940. When used in this proxy statement, the terms “we,” “us,” and “our” mean the Company.

Additional copies of the notice of the Special Meeting, this proxy statement, and the proxy card will be furnished without charge to any shareholder upon written request to Clarkston Financial Corporation, Attn: J. Grant Smith, Secretary, 6600 Highland Road, Suite 24, Waterford, Michigan 48327. A list of the shareholders of record on February [•], 2008 (the “Record Date”) will be available for inspection at this address for 10 days preceding the date of the Special Meeting.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved the reverse stock split or the forward stock split, or determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the reverse stock split or the forward stock split, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

Our Board of Directors is soliciting the enclosed proxy. The proxy may be revoked by a shareholder at any time before it is voted by filing with our Secretary a written revocation or a duly executed proxy bearing a later date. The proxy also may be revoked by a shareholder attending the Special Meeting, withdrawing the proxy, and voting in person. We will pay all expenses incurred in connection with the solicitation of proxies. In addition to the solicitations of proxies by mail, our directors, officers, and regular employees may solicit proxies in person or by telephone.

This proxy statement, the enclosed form of proxy, and the other accompanying materials are first being mailed to shareholders on or about February [•], 2008. Shareholders of record at the close of business on the Record Date are eligible to vote at the Special Meeting. As of the Record Date, 1,273,634 shares of our common stock were outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the Special Meeting.

Shares represented by a properly executed and returned proxy card will be voted at the Special Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, the person or persons named in the proxy will vote FOR the amendments to our Articles of Incorporation to effect the reverse stock split and forward stock split, as described in this proxy statement, and in their discretion with respect to such other business as may come before the Special Meeting.

Approval of the reverse stock split and the forward stock split will require that a majority of the votes entitled to be cast by the holders of the common stock be cast in favor of the reverse stock split and forward stock split. For these purposes, only those votes cast “For” the proposal are counted. Abstentions are counted as votes “Against” the proposal. In accordance with our Bylaws and Michigan law, the Board will appoint an inspector of the election upon the request of a shareholder present at the Special Meeting (in person or by proxy) and entitled to vote.

The Company makes forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company after the reverse stock split and forward stock split are accomplished (if approved by our shareholders at the Special Meeting). When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include changes in economic conditions, the quality of our operations, the adequacy of operating and management controls, dependence on existing management, inflation and general economic conditions, and changes in federal or state laws or regulations.

SUMMARY TERM SHEET

The following is a summary of the material terms of the proposed reverse stock split and forward stock split. In this proxy statement, we refer to the reverse stock split, followed immediately by the forward stock split, as the “Recapitalization.” This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement. We urge you to review the entire proxy statement and accompanying materials carefully.

•	The proposed Recapitalization involves two steps:

(1)	The first step is a reverse stock split in which each outstanding share of our common stock would be converted into 1/111th of a share. Any shareholder who would not be entitled to receive at least one whole share of common stock in this conversion would be entitled to receive cash in lieu of a fractional share. The amount of cash received would be based on a price of $10.00 per pre-split share.

(2)	The second step is a forward stock split in which each outstanding share of our common stock (immediately after the reverse stock split) would be converted into 111 shares.

The net effect of the Recapitalization would be our repurchase of shares from each shareholder who owns fewer than 111 shares at the time of the Recapitalization for a price of $10.00 per share. If approved, both steps of the Recapitalization would take place on March [•], 2008.

•	The Recapitalization would be accomplished by making two successive amendments to our Articles of Incorporation (both of which would be effective on March [•], 2008). This proxy statement is to solicit votes for the approval of those amendments at a Special Meeting of our shareholders to take place March [•], 2008. Please see “Description of the Recapitalization” beginning on page 21 for more detailed information.

•	A majority of the outstanding shares of our common stock (636,818 shares of the 1,273,634 outstanding shares) must be voted in favor of the Recapitalization for it to be approved. Since our executive officers and directors other than Mark Murvay own a total of 290,455 shares, and since we believe that all of our executive officers and directors other than Mark Murvay will vote in favor of the Recapitalization, this means that a total of 346,363 shares held by shareholders who are not executive officers or directors of the Company will be required to vote in favor of the Recapitalization in order for it to be approved. Please see “Vote Required” on page 22 for more detailed information.

•	The reason for the Recapitalization is to reduce our number of shareholders in order to enable us to suspend our obligation to file periodic reports with the SEC under Section 15(d) of the Exchange Act. Our Board has determined that the costs of our being a public, SEC-reporting company significantly outweigh the related benefits. Please see “Special Factors” beginning on page 8 for more detailed information.

•	If the amendments to our Articles of Incorporation are approved, shareholders who own fewer than 111 shares of our common stock on March [•], 2008 will receive cash for their shares at a price of $10.00 per share, and we would take the steps necessary to suspend our obligation to file periodic reports with the SEC under Section 15(d) of the Exchange Act. Please see “Description of the Recapitalization” beginning on page 21 for more detailed information.

•	Our Board has determined that the terms of the proposed Recapitalization are fair, both to unaffiliated shareholders who will receive cash for their shares and for unaffiliated shareholders who will continue as our shareholders. Please see “Special Factors” beginning on page 8 for more detailed information.

•	With the exception of Mark Wayne and James Distelrath, neither of whom owns any shares of our common stock, each of our directors and executive officers owns more than 111 shares of our common stock, which means that all of our directors and executive officers (other than Mr. Wayne and Mr. Distelrath unless either one acquires at least 111 shares of our common stock prior to March [•], 2008) will continue as shareholders if the Recapitalization is approved. In addition, because the Recapitalization would have the effect of reducing the number of outstanding shares of our common stock, the percentage of our stock owned by each of our directors would increase as a result of the Recapitalization. These facts create a potential conflict of interest, since the Board has approved the Recapitalization and determined that it is fair to our shareholders; however, the Board believes that any conflict of interest is insignificant. Please see “Fairness of the Recapitalization” beginning on page 14 for more detailed information.

•	Our shareholders do not have the right to dissent from the proposed Recapitalization and demand an appraisal of their shares under Michigan law.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE RECAPITALIZATION	5

SPECIAL FACTORS	8

DESCRIPTION OF THE RECAPITALIZATION	21

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION	24

FINANCIAL INFORMATION	27

VOTING SECURITIES AND BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	29

BACKGROUND INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS	30

SECURITIES AGREEMENTS AND TRANSACTIONS WITH CERTAIN RELATED PERSONS	31

OTHER INFORMATION	32

OTHER MATTERS	32

WHERE YOU CAN FIND ADDITIONAL INFORMATION	32

INCORPORATION BY REFERENCE	33

APPENDICES

Appendix A      Proposed Amendment to Articles of Incorporation - Reverse Stock Split
Appendix B      Proposed Amendment to Articles of Incorporation - Forward Stock Split
Appendix C      Annual Report (on Form 10-KSB) for the fiscal year ended December 31, 2006
Appendix D      Quarterly Report (on Form 10-QSB) for the interim period ended September 30, 2007

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE RECAPITALIZATION

Set forth below are some key questions and answers to provide you with more information about the proposed Recapitalization. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement. We urge you to review the entire proxy statement and accompanying materials carefully.

About the Special Meeting and Voting Procedures

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your vote for use at our Special Meeting of Shareholders.

This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held at Deer Lake Racquet Club, 6167 White Lake Road, Clarkston, Michigan 48346, at 10:00 a.m., local time, on March [o], 2008.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval of two proposed amendments to our Articles of Incorporation. These two amendments are attached to this proxy statement as Appendix A and Appendix B. The two amendments effect a Recapitalization of the Company, which is proposed to be effective on March [•], 2008. If the Recapitalization is approved, the two amendments will both become effective on March [•], 2008. The first amendment (attached as Appendix A) provides for a reverse 1-for-111 stock split. Shareholders who would not be entitled to receive at least one whole share in this reverse stock split (because they owned fewer than 111 shares at the time of the Recapitalization) would receive cash for their shares at a price of $10.00 per pre-split shares. Shareholders who receive at least one whole share (because they owned at least 111 shares at the time of the Recapitalization) would not receive any cash for their shares. Immediately after this reverse stock split, the second amendment (attached as Appendix B) would effect a forward 111-for-1 stock split. This has the result of returning each remaining shareholder’s number of shares to the number they held prior to the Recapitalization. After the Recapitalization, we would file a form with the SEC that would suspend our duty to comply with the reporting requirements of Section 15(d) of the Exchange Act.

Q:	Who may be present at the Special Meeting and who may vote?

A:	All holders of our common stock may attend the Special Meeting in person. However, only holders of our common stock of record as of February [•], 2008 may cast their votes in person or by proxy at the Special Meeting.

Q:	What is the vote required to approve the Recapitalization?

A:	The proposal to approve the Recapitalization must receive the affirmative vote of the holders of at least a majority of the shares of our common stock issued and outstanding as of the Record Date. If you do not vote your shares, either in person or by proxy, it has the same effect as if you voted against the transaction.

Q:	Who is soliciting my proxy?

A:	The Board of Directors of the Company is soliciting your proxy.

Q:	What is the recommendation of our Board of Directors regarding the proposal?

A:	Our Board of Directors has determined that the Recapitalization is advisable and in the best interests of the Company and its shareholders. Our Board of Directors has approved the Recapitalization and recommends that you vote “FOR” approval of this matter at the Special Meeting. Only one director, Mark Murvay, voted against the Recapitalization.

Q:	What do I need to do now?

A:	Please sign, date, and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the Special Meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a later-dated, completed, and signed proxy card before the Special Meeting or simply attend the Special Meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	What if I don't send back a proxy card or vote my shares in person at the Special Meeting?

A:	If you don’t return your proxy card or vote your shares in person at the Special Meeting, each of those shares will be treated as a vote “AGAINST” the proposed Recapitalization.

Q:	What happens if I sell my shares before the Special Meeting?

A:	The Record Date for the Special Meeting (February [•], 2008) is earlier than the targeted effective time of the Recapitalization (March [•], 2008). If you own shares of our common stock on the Record Date but transfer your shares after the Record Date, but before Recapitalization, you will retain your right to vote at the Special Meeting based on the number of shares you owned on February [•], 2008. If you sell a sufficient number of shares so that you own fewer than 111 shares as of March [•], 2008, you will receive $10.00 cash for each share you own on March [•], 2008.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

About the Recapitalization

Q:	What will I receive in the Recapitalization?

A:	If you own fewer than 111 shares of our common stock on March [•], 2008, you will receive $10.00 in cash, without interest, from us for each share you own. If you own 111 or more shares of our common stock on March [•], 2008, you will not receive any cash payment for your shares in connection with the Recapitalization and will continue to hold the same number of shares of our common stock as you did before the Recapitalization.

Q:	Why is 111 shares the "cutoff" number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of the Company?

A:	The purpose for the Recapitalization is to reduce the number of our shareholders to fewer than 300, which will allow us to de-register as an SEC-reporting company. Our Board selected 111 shares as the “cutoff” number in order to enhance the probability that, after the Recapitalization (if approved), we will have fewer than 300 shareholders.

Q:	What if my shares are held in "street name" through a broker, bank or other nominee?

A:	If your shares are held in “street name” through a broker, bank or other nominee (a “broker”), the effect of the Recapitalization on your shares may be different than for record holders. You should contact your broker (1) to determine whether or not your shares are eligible to be cashed out in the Recapitalization and (2) to instruct the broker as to how you would like to proceed. If a broker is the record holder of 111 or more shares on March [•], 2008, the shares held by the broker will not be cashed out in the Recapitalization.

If you hold less than 111 shares in “street name” and you want to ensure that you will be cashed out in the Recapitalization, you may transfer your shares out of “street name” and into a record account with the Company far enough in advance so that the transfer is complete by March [•], 2008.

Regardless of whether your shares are held in “street name” or in a record account, you will not be cashed out in the Recapitalization if you own 111 or more shares in at least one account on March [•], 2008.

Q:	How will the Company be operated after the Recapitalization?

A:	After the Recapitalization, we will no longer be subject to the reporting requirements under the federal securities laws that are applicable to public companies. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the Recapitalization is not anticipated to have any effect upon the conduct of such business. As a result of the Recapitalization, our shareholders who receive cash for their shares in the transaction will no longer have a continuing interest as shareholders and will not share in any future earnings and growth of the Company.

Q:	When do you expect the Recapitalization to be completed?

A:	We expect the Recapitalization to be completed and effective at 11:59 p.m. local time, on March [o], 2008.

Q:	What are the federal income tax consequences of the Recapitalization to me?

A:	The receipt of cash in the transaction will be taxable for federal income tax purposes. Shareholders who do not receive cash in the transaction should not be subject to taxation as a result of the transaction. To review the material tax consequences in greater detail, please read the discussion under “Federal Income Tax Consequences of the Recapitalization” beginning on page 24.

Q:	May I buy additional shares in order to remain a shareholder of the Company?

A:	Yes. The key date is how many shares of common stock you own on March [o], 2008. So long as you are able to acquire a sufficient number of shares so that you own 111 or more shares on March [o], 2008, your shares of common stock will not be cashed out in the Recapitalization.

Q:	Should I send in my stock certificates now?

A:	No. After the Recapitalization is completed, if your shares were converted into the right to receive cash in the Recapitalization, we will send instructions on how to receive your cash payment. If you will continue as a shareholder after the Recapitalization, you will not receive new stock certificates.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Recapitalization or the Special Meeting, or if you would like additional copies of this proxy statement or proxy card, please contact: J. Grant Smith at Clarkston Financial Corporation, at 6600 Highland Road, Suite 24, Waterford, Michigan 48327, telephone number (248) 922-6940.

SPECIAL FACTORS

Capitalization of the Company

As of February [•], 2008 (the Record Date for the Special Meeting), there were 1,273,634 shares of our common stock outstanding. The outstanding shares are held by a total of 325 record shareholders. Of these 325 record shareholders, approximately 175 of them own fewer than 111 shares (approximately 0.7% of the outstanding shares) and approximately 95 shareholders own only one share (a negligible percentage of the outstanding shares).

Our common stock is quoted on the OTC Bulletin Board.

Purposes of and Reasons for the Recapitalization

The primary purpose of the Recapitalization is to eliminate the expenses and management’s time and effort related to our disclosure and reporting requirements under the Exchange Act and the shareholder servicing expense associated with being a public company. If approved, we expect that the Recapitalization will result in reducing the number of our shareholders to fewer than 300. This would allow us to suspend our reporting obligations under Section 15(d) of the Exchange Act, which should decrease these administrative expenses. The Recapitalization will thus enable our management and employees to devote more time and effort to improving our operations.

The possibility of “going private” by reducing the number of shareholders and electing not to file reports with the SEC has been the subject of various journal and trade publication articles. Although our management has given some consideration to the benefits of going private in the past, until recently as disclosed herein our Board has not formally considered such a transaction. At a meeting held on January 5, 2008, our Board discussed the relevant costs and benefits of being a reporting company. The Board discussed the fact that from a management time, cost and liability standpoint, it appeared that it would be in the best interests of the Company and its shareholders to become a private company. At a subsequent January 11, 2008, Board meeting, the Board discussed the alternative methods of undertaking a “going private” transaction and decided to proceed with a Recapitalization in the form of a reverse stock split followed immediately by a forward stock split. (See “Alternatives Considered” on page 10 for more information.) At that meeting, the Board also discussed and decided upon the price to be paid to shareholders who would be cashed out in the Recapitalization and the appropriate “cutoff” number of shares to be used in the Recapitalization. The Board concluded that a 1 for 111 share split made the most sense given the Company’s objectives. Prices that could be paid to such shareholders were discussed, including the basis for those possible prices. (See “Fairness of the Recapitalization” beginning on page 14 and “Q&A — About the Recapitalization” on page 6 for more information.) At the conclusion of such discussions and the determination of such factors, the Board resolved that the Recapitalization would be fair to its shareholders, including both its shareholders who would be cashed out in the Recapitalization (including both affiliated and unaffiliated shareholders) and its shareholders who would remain as shareholders of the Company (including both affiliated and nonaffiliated shareholders). Only one director, Mark Murvay, voted against the Recapitalization. (Mr. Murvay also informed the Board that he intends to vote his shares against the Recapitalization.)

During the January 11, 2008 Board meeting, the Board considered a draft proxy statement for the special meeting at which the Recapitalization would be presented to a vote of shareholders, along with a draft Schedule 13E-3, and the directors provided comments on those documents. Following such meeting, the officers of the Company worked with the Company’s legal counsel to finalize this proxy statement, the Schedule 13E-3 and related materials necessary to effect the Recapitalization.

As an SEC-reporting company, we are required to comply with the disclosure and reporting requirements under the Exchange Act, including the requirements imposed by the Sarbanes-Oxley Act of 2002 (“SOX”). These requirements require us to incur legal, accounting, and SEC filing fees that we would not otherwise have to incur. In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to completing the periodic reports required of SEC-reporting companies under the Exchange Act and otherwise complying with requirements applicable only to public companies. In going private, we will be able to save many of these costs.

In addition, the obligations and associated costs of being a public company have become more burdensome as a result of the passage of SOX. The Sarbanes-Oxley Act imposes several requirements on public companies, including the following:

•	The annual Form 10-KSB that we file with the SEC must disclose whether we have adopted a code of ethics for our executive officers and, if we have not adopted such a code of effect, why not. We are required to make any code of ethics we adopt publicly available.

•	Our audit committee members are subject to new and more stringent independence requirements. In addition, our annual Form 10-KSB must disclose whether our audit committee has an “audit committee financial expert” (as such term is defined by the SEC) and, if it does not, why not.

•	Our outside auditors are prohibited from providing certain non-audit services for us. Other non-audit services must be pre-approved by our audit committee.

•	Our annual Form 10-KSB is required to contain a report of the internal controls we have. This report must be reviewed and attested to by our outside auditors.

•	The SEC expects to review our filings at least once every three years.

Although difficult to quantify, the cost of complying with these requirements is substantial. The attestation of our report on internal controls that we are required to obtain from our outside auditors will increase the fees we pay them. Our officers and directors will also be required to devote attention to complying with these regulations, and their time represents an indirect cost to us. (See below for an estimate of the anticipated cost savings.)

Despite these costs, our Board believes the Company receives little, if any, relative benefit from being a reporting company subject to the Exchange Act. Our Board and management believe that the recurring expense and burden of our SEC-reporting requirements described above are not cost efficient for the Company. Becoming a non-SEC reporting company will allow us to avoid these costs and expenses. In addition, once our SEC-reporting obligations under Section 15(d) of the Exchange Act are suspended, we will not be subject to the provisions of SOX, and our officers will not be required to certify the accuracy of our financial statements under SEC rules. However, we will continue to be subject to the rules and regulations imposed by our state and federal regulators, including those relating to financial reporting. Our common stock is quoted on the OTCBB and will continue to be quoted on the OTCBB after we go private. In addition, the lack of an analyst researching and tracking our stock means that the Company does not realize the benefit of having access to capital markets that other public companies generally do. Our Board believes there is little likelihood that a more active market will develop in the foreseeable future.

The specific factors considered in electing at this time to undertake the Recapitalization and become a non-SEC reporting company are as follows:

•	We estimate that we will eliminate costs of approximately $80,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. These expenses include legal expenses ($20,000), accounting expenses ($30,000), printing, EDGAR and miscellaneous costs ($10,000), and costs of staff and management time spent on reporting and securities law compliance matters ($20,000).

•	We believe that, as a result of the recent disclosure and procedural requirements resulting from SOX, the legal, accounting and administrative expense, and diversion of our Board of Directors, management and staff effort necessary to continue as an SEC-reporting company will remain significant without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with Company financial information by disseminating our annual reports, but we anticipate that the costs associated with these reports will be substantially less than those we incur currently.

•	In the judgment of our Board, little justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of SOX, given the relatively low trading volume in our common stock. We also do not expect to depend on raising capital in the public market in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital if required, or that the cost of any required additional capital will be attractive.

•	The expense of administering accounts of small shareholders is disproportionate to their ownership in the Company. As of the Record Date, approximately 175 of our 325 shareholders of record own fewer than 111 shares of our common stock. These shareholders owned approximately 0.7% of our shares of common stock on the Record Date. A disproportionate amount of our administrative expenses relating to shareholder accounts and reporting requirements is attributable to those shareholders.

•	The Recapitalization allows non-continuing shareholders to receive fair value and cash for their shares, in a simple and cost-effective manner, particularly given the possible ineffectiveness and inefficiencies of a tender offer, an open market share repurchase or a cash-out merger. Shareholders owning under 111 shares may find it uneconomical to dispose of those shares due to minimum brokerage commissions which are often charged.

•	The Recapitalization will allow the non-continuing shareholders to realize what our Board has determined to be fair value for their Company common stock, without incurring brokerage commissions. (See “Fairness of the Recapitalization” beginning on page 14 for more information.)

For all of these reasons, our Board has concluded that the costs of being a public company substantially outweigh the associated benefits to the Company and our shareholders. By effecting the Recapitalization, the Board believes we will reduce costs without a substantial reduction in benefits.

Our Board will have the discretion to determine if and when to effect the Recapitalization, and reserves the right to abandon the transaction even if it is approved by the shareholders. Under applicable Michigan law, the Board has a duty to act in the best interest of the Company’s shareholders. Accordingly, the Board reserves the right to abandon the Recapitalization after shareholder approval and before the effective time of the Recapitalization, if for any reason the Board determines that, in the best interest of the Company’s shareholders, it is not advisable to proceed with the Recapitalization. The Board intends to complete the Recapitalization if approved by the Company’s shareholders, and the Board is unaware of any circumstance that would cause it to abandon the transaction, other than (i) a significant increase in transaction costs resulting from purchases of shares prior to the effective date of the Recapitalization apparently made solely for the purpose of receiving the premium to be paid to holders of fewer than 111 shares, or (ii) a determination that the approved Recapitalization will not reduce the number of shareholders of record to fewer than 300.

Although there is no date by which the Recapitalization must occur, we expect that if the shareholders approve and the Board elects to effect the Recapitalization, the Recapitalization will be completed as soon as practicable after the special meeting (generally expected to be effective on March [•], 2008.

Failure to Effect Recapitalization

If the proposed Recapitalization is not approved by our shareholders and effected, we will continue to file annual and quarterly reports on Forms 10-KSB and Forms 10-QSB, as well as all other filings required under the Exchange Act. However, in that event, we may consider other, as yet undetermined, steps to no longer be a public company. Our Board considered the possibility that the Recapitalization may not be implemented. The Board determined that the potential benefits to the Company and its shareholders of implementing the Recapitalization were worth the risk that the Recapitalization might not be implemented.

Alternatives Considered

In making its determination to proceed with the Recapitalization, our Board considered other alternatives. As discussed below, it rejected a cash-out merger, a tender offer, open market purchases, and remaining a public company. For the reasons discussed below, the Board determined that providing liquidity to some unaffiliated shareholders was fair to all the shareholders considering the benefits to the Company of eliminating the expenses incurred from being a public company and relieving management of the time necessary to meet regulatory responsibilities under securities laws. The alternatives the Board considered were:

•	Cash-Out Merger. The Board considered, as a possible alternative to the Recapitalization, a cash-out merger of the Company into a newly-formed corporation, with conversion of the outstanding shares occurring in the same general manner and ratios as in the Recapitalization. Such a merger would have the same net effect on our shareholders. However, the Board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the Recapitalization, but would have required the formation of a new company, more documentation than the Recapitalization (including a detailed plan of merger), and likely more regulatory issues.

•	Issuer Tender Offer. The Board also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature; thus, the Board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of shareholders in a tender offer, including pro rata acceptance of offers from shareholders, which makes it difficult to ensure that the Company would be able to significantly reduce the number of record shareholders. As a result, the Board rejected this alternative.

•	Open Market Purchases. The Board determined that making open market purchases was an impracticable option given the relatively low trading volume for our common stock. In addition, this method would take an extended length of time, have no assurance of success, and be of undeterminable cost. The Board did not think this procedure was either practical or efficient.

•	Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, the Company would continue to incur the expenses of being a public company without the commensurate benefits as discussed above. Thus, the Board considered maintaining the status quo not to be in the best interests of the Company and its shareholders and rejected this alternative.

Effects of the Recapitalization on the Company

The Recapitalization will likely have the following effects on the Company:

•	Suspension of Exchange Act Reporting Obligations. We are currently subject to reporting obligations under the Exchange Act. The Company has approximately 325 shareholders of record. Following the Recapitalization, if approved and if it is successful in reducing the number of our shareholders to less than 300, we intend to make a filing with the SEC that will suspend our reporting obligations under the Section 15(d) of Exchange Act as promptly as possible after the effective date of the Recapitalization.

•	Cost Savings. We anticipate saving substantial costs as a result of the Recapitalization, including attorney fees, accountants’ fees, SEC filing fees, and indirect savings resulting from the reduction in the time that must be devoted to preparing SEC reports and filings. We estimate that we will eliminate costs of approximately $80,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. These expenses include legal expenses ($20,000), accounting expenses ($30,000), printing, EDGAR and miscellaneous costs ($10,000), and costs of staff and management time spent on reporting and securities law compliance matters ($20,000). Although banking regulations may require our accountants to continue to review or audit our financial statements, we will not incur the cost of having our accountants assist in preparing periodic filings with the SEC or in advising us as to various accounting rules applicable to public companies.

•	Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of February [•], 2008, we believe that the Recapitalization will reduce our number of record shareholders from approximately 325 to approximately 150. We estimate that we will purchase approximately 8,354 shares in the Recapitalization. The number of outstanding shares of common stock will decrease from approximately 1,273,634 to approximately 1,265,280. These estimates assume that there will be no transfers of stock between shareholders before March [•], 2008 (the proposed effective date of the Recapitalization).

•	Change in Book Value. Because (1) the price to be paid per share in the Recapitalization will be $10.00 per share, (2) the number of shares of common stock expected to be purchased is estimated to be approximately 8,354, (3) the total cost to the Company, including expenses, of effecting the Recapitalization is expected to be approximately $124,640, and (4) at September 30, 2007, aggregate shareholders’equity in the Company was approximately $13,538,290 ($10.64 per share), the Company expects that, as a result of the Recapitalization, the book value per share of common stock, estimated as of September 30, 2007, will be increased to approximately $10.70 per share on a pro forma basis. (This calculation is net of the anticipated effect of the Recapitalization.) (It is important to note that book value is an accounting methodology based on the historical cost of the Company’s assets, and therefore does not necessarily reflect current Company value.)

•	Available Cash. Our available cash on hand will be reduced from approximately $8,616,000 as of September 30, 2007 to approximately $8,491,000 on a pro forma basis.

•	Capital and Liquidity. We do not expect that the payment to shareholders receiving cash in the Recapitalization or the payment of expenses will have a material adverse effect on our capital, liquidity, or operations. However, there will be less capital available to the Company. Based on the estimates set forth in “Change in Book Value” above, we estimate that our capital will decrease to approximately $13,428,000 on a pro forma basis.

Effects of the Recapitalization on Our Shareholders

The Recapitalization will likely have the following effects on our shareholders:

•	Primary Effect on Shareholders Owning Fewer Than 111 shares. Shareholders owning fewer than 111 shares as of March [•], 2008 will cease to be shareholders and instead will receive $10.00 per share for their common stock. This is true whether or not a shareholder is affiliated with the Company (e.g., an employee or director).

•	Primary Effect on Shareholders Owning at Least 111 shares. All shareholders owning 111 or more shares as of March [•], 2008 will remain shareholders and will not receive any cash. The number of shares each shareholder owns will not change; however, because there would be fewer outstanding shares, each remaining shareholder would own a slightly higher percentage of the Company’s outstanding stock. This is true whether or not a shareholder is affiliated with the Company (e.g., an employee or director).

•	Special Note for Shareholders Holding Shares in “Street Name”. It is important for shareholders to understand how shares that are held in “street name” will be treated for purposes of the Recapitalization. Shareholders who have transferred their shares into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. The brokerage firms or custodians can hold the shares directly, but more typically deposit all such shares with a single nominee, such as Cede & Co. This is what is meant by “street name.”The structure of this transaction will focus on the number of shares held by record holders. Thus, beneficial owners of less than 111 shares holding these shares in “street name” will not be required to cash in their shares if the record holder of such shares holds 111 or more shares prior to the Recapitalization. If your shares are held in “street name,” you should contact your broker, bank or other nominee (a “broker”) (1) to determine whether or not your shares are eligible to be cashed out in the Recapitalization and (2) to instruct the broker as to how you would like to proceed. If you hold less than 111 shares and would like to continue to be a shareholder after the Recapitalization (without being cashed out), you may do so by taking one of the following actions far enough in advance of March [•], 2008 so that the transaction has been completed by that date:

1.	Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account (if you are a record holder), so that you hold at least 111 shares in your record account immediately before March [•], 2008. Due to the limited market for the Company’s shares, there is no assurance that you will be able to purchase enough shares to remain a shareholder of the Company.

2.	If applicable, consolidate accounts in which you hold an interest so that you hold at least 111 shares in a record account before March [•], 2008.

•	Federal Income Tax Consequences. If the Recapitalization is approved and effected, a shareholder who receives cash for their shares will likely be required to pay a tax on the cash received. Shareholders who do not receive cash and continue as shareholders of the Company will likely not be required to pay any federal income tax as a result of the Recapitalization. These tax consequences are the same for both affiliated and unaffiliated shareholders of the Company; however, because all affiliated shareholders will continue as shareholders of the Company, none of them should be required to pay any federal income tax as a result of the Recapitalization. Please see “Federal Income Tax Consequences of the Recapitalization” beginning on page 24 for more detailed information.

•	Less Information About the Company. As discussed above, the purpose of the Recapitalization is to permit us to suspend our reporting obligations under Section 15(d) of the Exchange Act, which will substantially reduce the information that we will be required to furnish to our shareholders. Although the Company will continue to release annual audited financial statements following the end of each fiscal year, these reports will not include all of the information that we currently are required to provide to our shareholders under federal securities laws, including information such as a description of our business, management’s discussion and analysis of our financial condition and the results of our operation, descriptions of transactions with related parties, disclosure of executive compensation, and reports of beneficial ownership by our management.

•	Less Regulation Designed to Protect Investors. In addition, the suspension of our reporting obligations under Section 15(d) of the Exchange Act will make many of the provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholder meetings, some requirements relating to tender offers, and the requirements regarding “going private” transactions, no longer applicable to the Company or its shareholders. In addition, the Sarbanes-Oxley Act of 2002 imposed many additional rules and regulations on public companies that were designed to protect investors. For example, among other things, that Act requires us to impose stricter standards on our audit committee and requires that our CEO and CFO personally certify our disclosures to shareholders. If the Recapitalization is approved and effected, almost all of these new regulations will no longer be applicable to the Company.

Effects of the Recapitalization on Our Executive Officers and Directors

With the exception of Mark Wayne and James Distelrath, neither of whom owns any shares of our common stock, each of our directors and executive officers owns more than 111 shares of our common stock, which means that all of our directors and executive officers (other than Mr. Wayne and Mr. Distelrath unless either one acquires at least 111 shares of our common stock prior to March [•], 2008) will continue as shareholders if the Recapitalization is approved. Although our executive officers and directors are treated the same as other shareholders under the terms of the Recapitalization, the Recapitalization will likely have the following special effects on our executive officers and directors:

•	Increased Percentage of Ownership. Based on the estimates set forth above, we expect that the percentage of our common stock beneficially held by our executive officers and directors as a group will increase from approximately 35.8% before the Recapitalization to approximately 36.1% after the Recapitalization.

•	Decreased Regulation. After the Recapitalization (if approved), our reporting obligations under the Section 15(d) of Exchange Act will be suspended. As a result, our executive officers, directors, and other affiliates will no longer be subject to the Exchange Act’s requirements, including beneficial ownership reporting and short-swing profit liability provisions, nor will we be required to publicly disclose information relating to executive compensation and related party transactions. Our officers and directors will still be subject to the fiduciary and other obligations of Michigan law.

Effects of the Recapitalization on Unaffiliated Shareholders

Except as described above, shareholders who are not affiliated with the Company (i.e., are not officers or directors) will be treated the same as affiliated shareholders in the Recapitalization.

Ability to Buy or Sell Shares Prior to March [•], 2008

As described above, if the Recapitalization is approved, it will have the following effect:

•	If you own fewer than 111 shares on March [•], 2008, your shares will be purchased by the Company at a price of $10.00 per share.

•	If you own at least 111 shares on March [•], 2008, you will continue as a shareholder of the Company, with the same number of shares after the Recapitalization.

If you own fewer than 111 shares today, but want to remain a shareholder of the Company, you have the opportunity to purchase additional shares of common stock from other shareholders prior to March [•], 2008.

If you own at least 111 shares today, but want to sell your shares, you have the opportunity to sell your shares to other shareholders prior to March [•], 2008. If you sell enough shares such that you are left with fewer than 111, the remaining shares will be automatically purchased by the Company in the Recapitalization (if approved).

If you hold shares in “street name,” contact your broker to find out how the Recapitalization will affect you. If you hold fewer than 111 shares and your broker determines that you will not be cashed out in the Recapitalization, you can ensure that you will be cashed out if desired by transferring your shares into a record account with the Company before March [•], 2008.

A list of record shareholders and the number of shares each person owns is available for inspection at our main office at 6600 Highland Road, Suite 24, Waterford, Michigan 48327. Other than making this list available, we cannot provide any additional assistance in helping you locate shareholders that may be willing to buy or sell shares, and we cannot provide any assistance with respect to the sale of shares.

If you buy or sell shares as described above, you should notify us of the sale and provide us with documentation evidencing the sale as soon as possible, but no later than March [•], 2008. This is because whether a shareholder will continue as a shareholder of the Company or receive cash in the Recapitalization (if approved) is determined according to our stock record books as of March [•], 2008.

Fairness of the Recapitalization

Our Board of Directors has determined that the Recapitalization is fair to unaffiliated shareholders who would be cashed out as a result of the Recapitalization (“Cashed Out Holders”). The Board has also determined that the Recapitalization is fair to our unaffiliated shareholders who would continue as shareholders of the Company after the Recapitalization (“Continuing Holders”). The Board based these determinations on the following material factors:

•	Shareholders Being Cashed Out. The Board considered the fact that shareholders who will receive cash will have no control over the timing or price of the sale of their shares. However, for the reasons discussed in this proxy statement, the Board determined that the benefits to the Company and the remaining shareholders render the Recapitalization fair, even taking into account the lack of control over timing and price. In particular, the Board noted the significant premium in the Cash Out Price over the January 10, 2008 closing price which the Board determined to be justified in light of the fact that the Recapitalization is not a voluntary transaction for Cashed Out Holders. In addition, the Board noted that the Recapitalization provides liquidity that may not otherwise be available to these shareholders. Furthermore, although the daily trading volume for the Company's stock varies and is sometimes low, shareholders can attempt to avoid the effects of cash-out by purchasing additional shares of the Company’s stock. (See “Ability to Buy or Sell Shares Prior to March [•], 2008” above.)

•	Shareholders Who Will Remain Shareholders. The Board determined the Recapitalization is fair to the shareholders who will remain shareholders because, with the exception of reduced availability of information and decreased regulation of the Company (discussed elsewhere in this proxy statement), their rights remain essentially unchanged. Moreover, if the anticipated cost savings and management efficiencies are in fact realized as anticipated, the remaining shareholders will be able to participate in the rewards of those benefits through any increase in the fair market value of their shares. The fact that the Company is incurring significant expense as an SEC-reporting company and the virtual lack of benefits it derives from doing so was the most important factor to the Board in determining that the Recapitalization is fair to its shareholders.

•	Ability of Shareholders to Receive Cash or Remain as Shareholders. The Board considered the fact that shareholders who currently have fewer than 111 shares but who wish to increase their holdings to avoid being cashed out in the Recapitalization may do so by purchasing shares of common stock prior to March [•], 2008. In addition, those shareholders who currently own at least 111 shares but who wish to be cashed out entirely can reduce their holdings below 111 shares of common stock prior to March [•], 2008.

In addition, as noted in “Ability to Buy or Sell Shares Prior to March [•], 2008” beginning on page 13, shareholders that are interested in buying additional stock so as to avoid being cashed out in the Recapitalization can obtain a list of shareholders from the Company and contact such shareholders to determine their interest in selling shares.

•	Approval of Shareholders. In determining whether the Recapitalization is fair to its shareholders, the Board considered the fact that, under Michigan law, the Recapitalization will need to be approved by a majority of the Company’s shareholders. As discussed in “Vote Required” on page 22, because all of the Company’s executive officers and directors other than Mark Murvay have indicated that they will vote in favor of the Recapitalization, this means that approximately 41.4% of shares held by unaffiliated shareholders will be required to be voted in favor of the Recapitalization for it to be approved. Although the Board could voluntarily require that a majority of our unaffiliated shareholders approve the Recapitalization in order for it to be approved, the Board believes that the fact that 41.4% of unaffiliated shareholders will be required to approve the Recapitalization is significant and, assuming such approval is obtained, supports the fairness of the Recapitalization. Moreover, affiliated and unaffiliated shareholders will be treated equally in the Recapitalization. The only factor affecting whether a shareholder will be cashed out or will remain a shareholder of the Company is the number of shares held by the shareholder. In light of this fact, if separate approval of unaffiliated shareholders were required, our affiliated shareholders would receive lesser voting rights than unaffiliated shareholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Recapitalization.

•	Potential Conflicts of Interest. With the exception of Mark Wayne, who does not own any shares of our common stock, each director of the Company owns more than 111 shares of the Company’s common stock. Thus, if the Recapitalization is approved, each director of the Company (other than Mr. Wayne unless he acquires at least 111 shares of our common stock prior to March [•], 2008)will continue as a shareholder of the Company and, because there will be fewer outstanding shares, each will own a relatively larger percentage of the Company’s outstanding shares of common stock. This presents a potential conflict of interest since the directors were the ones that approved the Recapitalization and are recommending its adoption by the Company’s shareholders. However, the fact that each director’s percentage ownership of the Company’s stock will increase as a result of the Recapitalization was not a consideration in the Board’s decision to approve the Recapitalization or in deciding its terms (including the 111 share cutoff). In this regard, the directors will be treated exactly the same as the holders of a majority of the Company’s stock. In addition, the Board determined that any potential conflict of interest created by its members’ ownership of Company stock is relatively insignificant. This is primarily because the purpose of the Recapitalization is to reduce the number of the Company’s shareholders so that the Company can elect not to file reports with the SEC. Other than Mr. Wayne who does not own any shares of our common stock, the smallest number of shares held by any director (as disclosed on page 28 below) is 1,130, which far exceeds the 111 share cutoff of the Recapitalization. The Board did not set the 111 share cutoff in order to avoid cashing out any directors. In addition, the increase in each director’s percentage ownership of the Company’s stock is insignificant. The director owning the most shares of the Company’s stock beneficially owns approximately 17.6% of the Company’s stock now and would beneficially own approximately 17.7% following the Recapitalization, which does not have a practical effect on his ability to control the Company. (This information is disclosed on page 28 below. Note that this director disclaims beneficial ownership of some of the shares reported.) As a group, the percentage ownership of all directors and executive officers of the Company would increase from approximately 35.8% to approximately 36.1% after the Recapitalization, which also is very unlikely to have a practical effect on their collective ability to control the Company. For these reasons, and the other reasons discussed in this section, the Board determined that the proposed Recapitalization is fair to the Company’s unaffiliated shareholders, despite the potential conflict of interest discussed in this bullet point.

•	Approval of Board. The Board approved the Recapitalization. Only one director, Mark Murvay, voted against the Recapitalization. (Mr. Murvay also informed the Board that he intends to vote his shares against the Recapitalization.) Besides Mr. Murvay, no director voiced any dissent or abstained from the vote to approve the Recapitalization. Only one of the Company's six directors are employees of the Company. Thus, the Recapitalization received the approval of all but one of our directors who are not employees of the Company. Except for the vote of the Board to approve the Recapitalization and its recommendation that the Company's shareholders approve the Recapitalization, we are not aware of any recommendation by any of our executive officers, directors or affiliates in support of or opposed to the Recapitalization.

•	No Unaffiliated Representative. No independent representative was retained to represent unaffiliated shareholders in negotiating with the Board on the terms of the Recapitalization or to opine as to the fairness of the Recapitalization. For the reasons discussed in this section, the Board believes the transaction is fair to its unaffiliated shareholders and believes that the cost of hiring an independent representative to confirm this fairness would not be justified under the circumstances.

•	No Independent Committee of the Board. In determining the fairness of the Recapitalization, the Board chose not to form an independent committee of the Board to evaluate the Recapitalization. As mentioned above, only one of the Company’s six directors are employees of the Company. No other director has any relationship with the Company or its subsidiaries that require proxy statement disclosure, aside from loans from the Company’s banking subsidiaries made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and who do not involve more than the normal risk of collectibility or present other unfavorable features. Further, although all of the directors other than Mark Wayne own shares, the 111 share threshold was determined without regard to the directors’ share ownership. As directors will be treated identically to all other shareholders in the Recapitalization, the Board determined that little or no additional protections would be afforded by an independent committee.

•	No Separate Provision for Access to Corporate Files. We have not made any provision in connection with the Recapitalization to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. The board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Recapitalization. The Board also considered the fact that under Michigan law, subject to certain conditions, shareholders have the right to review our relevant books and records. The Board does not believe that multiple legal or financial advisors are necessary because affiliated and unaffiliated shareholders are treated equally in the Recapitalization.

•	Fairness of the Price. In determining the substantive fairness of the Recapitalization, the Board considered the factors discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the significant cost and time savings we expect to realize from deregistration and the opportunity for unaffiliated shareholders of the Company’s shares to sell their shares without brokerage fees or commissions.

•	SIGNIFICANT COST AND TIME SAVINGS. By suspending our reporting obligations under Section 15(d) of the Exchange Act, we expect to realize recurring annual cost savings of approximately $80,000 in fees and expenses. This amount includes costs related to the time and effort currently spent by our management to prepare and review the reports we file with the SEC under the Exchange Act. We will be able to reallocate this time and effort to other areas of operations. Please see the section above entitled “Purposes of and Reasons for the Recapitalization” for more information about these cost savings. The Board considered the impact of these costs savings and determined that they support the fairness of the Recapitalization to unaffiliated Continuing Holders. These cost savings will benefit unaffiliated Continuing Holders through anticipated increases in return on equity and earnings per share and the potential of increased dividends after the Recapitalization. Because they will no longer be shareholders after the Stock Splits, the Board did not view this factor as relevant to its determination of fairness to the unaffiliated Cashed Out Holders.

•	CURRENT AND HISTORICAL MARKET PRICES. The Board reviewed both current and historical market prices of the Company’s shares and considered these prices when determining the fairness of the Cash Out Price of $10.00 per pre-split share. On January 10, 2008 (the date prior to the Board approving the Recapitalization), the closing price of the Company’s shares was $7.25. From December 1, 2007 through January 10, 2008, the market prices of the Company’s shares ranged from a high of $10.55 to a low of $7.25. Although the Company’s shares had traded at a high of $14.40 during the first quarter of 2007, in light of the economic conditions in which the Company is currently operating, the Board considered that the historical market prices may not be representative of the current fair market value of the Company’s shares. The Company's primary market area is Oakland County, Michigan near the Detroit metropolitan area. One indicator of the difficult economy is Michigan's 7.6% unemployment rate as of December 31, 2007 which, according to the U.S. Department of Labor's Bureau of Labor Statistics, is the highest of all fifty states. Michigan is also one of a few states experiencing net job loss. In addition, the financial services sector in general has experienced significant losses as evidenced by the sector's most recent aggregate loan-loss provision. By this yardstick, according to the American Banker, the fourth quarter of 2007 was the worst ever for financial institutions.

The Board noted that the current market prices represent the price at which willing buyers and sellers of the Company’s common stock have recently sold their shares. The Board members agreed that the price at which shareholders of the Company’s common stock are willing to sell their shares is a strong indicator of the fair value of a share of the Company’s common stock. As a result, the Board decided to assign more weight to recent market prices than to the historical prices. Based on the recent prices described above, as well as the $7.25 closing price on January 10, 2008, the Board concluded that a Cash Out Price of $10.00 would be fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. Please see the section of this Proxy Statement entitled “INFORMATION ABOUT THE COMPANY – Market Price and Dividend Information” for additional information regarding historical market prices.

The Cash Out Price of $10.00 represented a premium of $2.75 per share (approximately 38%) over the January 10, 2008 closing price. The Board determined that a premium over the January 10, 2008 closing price was justified in light of the fact that the Recapitalization is not a voluntary transaction for Cashed Out Holders. At the same time, the Board determined that the premium was not so high as to be unfair to the unaffiliated Continuing Holders. Finally, the Recapitalization provides unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

•	NO RECENT REPURCHASE OF SHARES. The Company has not repurchased its shares from our shareholders during the past two years. Thus, this potential source of valuation data provides the Board with no additional information on which to base their valuation decision.

•	NET BOOK VALUE. The Board reviewed the Company’s net book value per share in determining the fairness of the Cash Out Price. Net book value is based upon a company’s assets. Most of the Company's assets are financial assets. The value of items such as a positive business reputation, a trained workforce and established customer accounts are not taken into account in computing net book value. Our book value per share as of September 30, 2007, was $10.64. Although our book value per share exceeds the Cash Out Price by a small margin (approximately 6%), the Board considered data compiled by management indicating that the shares of several other financial institutions located in Michigan have been trading recently at or below book value.

The Board believes that a strong indicator of the fair value of the Company's stock the price at which shares of Company stock are sold between willing buyers and sellers. As discussed above, the price being paid in the Recapitalization is based on the current trading price of the Company's common stock, plus a significant premium. The Board noted that, since December 15, 2007, over 19,000 shares of the Company's stock have traded between a low of $7.25 and a high of $9.50. Thus, the Board determined that the Cash Out Price is substantively fair, despite the fact that the book value per share exceeds the offered consideration by a small margin. On a pro forma basis at September 30, 2007, our book value per share would increase from $10.64 to $10.70 per share, or 0.6%, as a result of the Recapitalization.

•	LIQUIDATION VALUE. In determining the fairness of the Recapitalization to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders, the Board did not assign any weight to the Company’s liquidation value. A liquidation analysis is not believed to be a relevant factor because the liquidation of a bank or discontinuance of a bank’s operations is not considered to be a viable alternative. Historically, banks have generally only been liquidated in the event of insolvency or receivership. Moreover, most of the Company’s assets are financial assets, and their liquidation value roughly approximates their book value. If our assets were sold in an orderly liquidation, some loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount. The liquidation process would also involve additional legal fees, costs of sale and other expenses.

•	GOING CONCERN VALUE. The Board concluded that going concern value, in the context of the Recapitalization , should not be given much weight. The Board gave primary consideration to the significant premium in the Cash Out Price over the January 10, 2008 closing price as discussed above. The Board also considered the fact that shareholders cashed out in the transaction may be able to avoid its effects by purchasing a sufficient amount of stock to survive the reverse stock split or by simply using the payment received in the reverse stock split to purchase shares of the Company’s common stock after the transaction is effective. In light of the foregoing, the Company did not calculate a going concern value or obtain such a valuation to save the cost associated with obtaining an independent valuation.

•	EQUAL TREATMENT OF AFFILIATED AND UNAFFILIATED HOLDERS OF THE COMPANY’S SHARES. The Recapitalization will not affect shareholders differently on the basis of affiliate status. The Board believed that this factor supports the fairness of the Recapitalization to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because the sole factor in determining whether a shareholder will be a Cashed Out Holder or Continuing Holder is the number of the shares held by the shareholder immediately prior to the Stock Splits.

•	MINIMUM EFFECT ON RELATIVE VOTING POWER. The Recapitalization will have a minimal effect on the relative voting power of the Company’s shareholders. The shares subject to the Recapitalization are the only voting shares of the Company and will continue to be the only voting shares after the Recapitalization. The voting and other rights of the Company shares will not be affected by the Recapitalization. The only effect of the Recapitalization on the Company’s voting power will be an approximate 0.7% increase in the individual ownership percentage of each Continuing Holder. The Board believes that this factor supports the fairness of the transaction to the unaffiliated Continuing Holders because they will experience the same percentage increase in their voting power as other Continuing Holders. The Board did not assign any weight to this factor in determining the fairness of the Recapitalization to the unaffiliated Cashed Out Holders.

•	NO MATERIAL CHANGE IN OWNERSHIP PERCENTAGE OF EXECUTIVE OFFICERS AND DIRECTORS. Since only approximately 0.7% of the outstanding shares will be eliminated as a result of the Recapitalization, the ownership percentages of the Continuing Holders, including affiliated and unaffiliated shareholders, will increase by approximately 0.7%. The executive officers and directors of the Company and its subsidiaries currently beneficially own approximately 35.8% of the outstanding shares, and will beneficially own approximately 36.1% following the Recapitalization. With the exception of Mark Wayne and James Distelrath, neither of whom owns any shares of our common stock, each of our directors and executive officers owns more than 111 shares of our common stock, which means that all of our directors and executive officers (other than Mr. Wayne and Mr. Distelrath unless either one acquires at least 111 shares of our common stock prior to March [•], 2008) will continue as shareholders if the Recapitalization is approved. Please see the section below entitled “VOTING SECURITIES AND BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS” for more information. The Board believes that this factor supports the fairness of the Recapitalization to unaffiliated Continuing Holders because their voting power will increase by the same percentage as our directors and executive officers. The Board did not view this factor as relevant in determining the fairness of the transaction to unaffiliated Cashed Out Holders.

•	REDUCED EXPENSES FROM ADMINISTERING SMALL ACCOUNTS. The Recapitalization will reduce expenses related to administering small shareholder accounts. As of the Record Date, we estimate that we had approximately 175 record shareholders that held fewer than 111 shares. These shareholders hold approximately 8,354, or 0.7%, of our outstanding shares, but represent approximately 54% of our total number of record holders. As a result, a disproportionate amount of our expense relating to the administration of shareholder accounts is attributable to shareholders holding less than 0.7% of our issued and outstanding shares. The Board viewed this factor as supporting the determination of fairness to unaffiliated Continuing Holders because they will benefit from these reduced expenses going forward. The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.

•	EFFECTIVE USE OF EXCESS CAPITAL. The Recapitalization will provide a valuable use of our excess capital. The Board believes that this supports the fairness of the Recapitalization to unaffiliated Continuing Holders because the Stock Splits will enable us to effectively use a portion of our excess capital to reduce the number of our outstanding shares, increasing the value of the Company’s shares held by unaffiliated Continuing Holders through anticipated improvement in return on equity and earnings per share and the potential for the declaration of dividends as a result of fewer outstanding shares. The Board did not view this factor as relevant in determining the fairness of the Recapitalization to unaffiliated Cashed Out Holders.

•	POTENTIAL ABILITY TO CONTROL DECISION TO REMAIN A HOLDER OF OR LIQUIDATE THE COMPANY’S SHARES. Another factor considered by the Board in determining the fairness of the Recapitalization to the Company’s shareholders is that current holders of fewer than 111 shares can remain shareholders of the Company by acquiring additional shares so that they own at least 111 shares immediately before the Recapitalization. Conversely, shareholders that own 111 or more shares and desire to liquidate their shares in connection with the Recapitalization (at the price offered) can reduce their holdings to less than 111 shares by selling shares prior to the Recapitalization. The Board did not place undue emphasis on this factor because of the relatively low trading volume for the Company’s shares. Please see the section above entitled “SPECIAL FACTORS –Effects of the Recapitalization on the Company” for more information. The Board believes that this factor supports the fairness of the Recapitalization to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because these groups can take steps to control how they are treated in the Recapitalization by purchasing or selling shares, as applicable.

•	OTHER FACTORS. Although potentially relevant to a determination of fairness of the Recapitalization, the factors listed below are, for the reasons given, not applicable to the Company, and were not considered by the Board for this reason.

o	FIRM OFFERS. No firm offers to purchase the Company have been made during the past two years. We have not received any firm offers to purchase the Company and the Board did not seek out any such offers. The Board believes that a sale of the Company is not in the best interests of the Company or our shareholders, customers, employees or community at this time.

o	PRIOR PUBLIC OFFERINGS. We have not made any underwritten public offering of our shares or any other securities during the past two years.

o	MERGER, CONSOLIDATION OR OTHER EXTRAORDINARY TRANSACTION. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two years.

o	SECURITIES PURCHASES. There have not been any purchases of our shares that would enable the holder to exercise control of the Company.

•	No Independent Valuation or Opinion. The Board decided not to obtain an independent valuation or opinion as to the fair value of a share of common stock. The Board believes the cost of obtaining an independent valuation of its common stock would cost at least $10,000. The Board determined that such an expenditure was not warranted in light of its belief that the prevailing market price was the most probative evidence as to the stock’s value. The Board determined that the proposed Recapitalization is fair to all of its shareholders, despite not obtaining an independent valuation of the price per share to be paid to Cashed Out Holders. The Board also considered the fact that a shareholder who would otherwise be cashed out in the Recapitalization may have an opportunity to remain a shareholder by, prior to the effectiveness of the Recapitalization, purchasing additional shares of stock (as discussed on page 13 above). As a result of the relatively low trading volume for the Company's stock, however, the Board did not place undue emphasis on this factor. In addition, although there is a possibility that an independent appraiser would determine that the fair price of the Company’s stock is higher than $10.00 per share, the Board members, each of whom is bound by fiduciary duties to the Company’s shareholders, felt sufficiently comfortable that their determination of the price to be paid to cashed out shareholders is the fair value of a share of stock.

Material Differences in the Rights of Shareholders

If the Recapitalization is approved, shareholders who own fewer than 111 shares of our common stock as of March [•], 2008 will be treated differently than shareholders who own at least 111 shares of our common stock as of March [•], 2008. Shareholders who own fewer than 111 shares will have their shares repurchased by us at a price of $10.00 per share and will cease to be shareholders. Shareholders who own at least 111 shares will continue as shareholders.

Approval of the Board of Directors

Our Board of Directors, including those directors who are not employees of the Company, has approved the Recapitalization, and the Board recommends that the shareholders vote “FOR” approval and adoption of the proposed amendments to our Articles of Incorporation that will effect the Recapitalization. Only one director, Mark Murvay, voted against the Recapitalization. (Mr. Murvay also informed the Board that he intends to vote his shares against the Recapitalization.)

Most of our executive officers and directors own shares of our common stock, and, with the exception of Mark Murvay, all of them owning shares have indicated that they intend to vote their shares of common stock “FOR” the Recapitalization. With the exception of Mark Wayne and James Distelrath, neither of whom owns any shares of our common stock, each of our directors and executive officers owns more than 111 shares of our common stock, which means that all of our directors and executive officers (other than Mr. Wayne and Mr. Distelrath unless either one acquires at least 111 shares of our common stock prior to March [•], 2008) will continue as shareholders if the Recapitalization is approved.

DESCRIPTION OF THE RECAPITALIZATION

Conversion of Shares

If approved by our shareholders, the Recapitalization will be accomplished through our filing two amendments to our Articles of Incorporation, which amendments are attached to this proxy statement as Appendix A and Appendix B. Both of these amendments would be filed with the Michigan Department of Labor & Economic Growth promptly after the Special Meeting of shareholders (if the Recapitalization is approved). They would be effective on March [•], 2008, at which time the amendment effecting the reverse stock split (attached as Appendix A) would automatically become effective at 11:58 p.m. EST, and the amendment effecting the forward stock split (attached as Appendix B) would automatically become effective at 11:59 p.m. EST.

Reverse Stock Split. The amendment to our Articles of Incorporation that would effect the reverse stock split is attached to this proxy statement as Appendix A. That amendment provides that each outstanding share of our common stock would be automatically converted into 1/111th of a share of our common stock as of 11:58 p.m. (EST) on March [•], 2008. The amendment further provides that shareholders who would not be entitled to receive at least one share of common stock in this conversion would be entitled to receive cash in lieu of the fractional share to which they would otherwise be entitled. The cash payment for the fractional shares of common stock will be at the price of $10.00 per pre-split share.

Forward Stock Split. The amendment to our Articles of Incorporation that would effect the forward stock split is attached to this proxy statement as Appendix B. That amendment provides that each outstanding share of our common stock would be automatically converted into 111 shares of our common stock as of 11:59 p.m. (EST) on March [•], 2008. The purpose of the forward stock split is to convert any fractional shares resulting from the reverse stock split into whole shares and to otherwise return the shareholdings of the remaining shareholders back to their pre-Recapitalization position.

Examples

The following examples illustrate how the Recapitalization will work (if approved):

Shareholder Owning At Least 111 shares. Assume that Shareholder A owns 165 shares of common stock on March [•], 2008. As a result of the reverse stock split, Shareholder A’s 165 shares would be converted into 1.65 shares. Because Shareholder A would own at least one whole share of common stock immediately after the reverse stock split, the Company would not pay cash in lieu of the 0.65 fractional share. As a result of the forward stock split, Shareholder A’s 1.65 shares would be converted back into 165 shares. The Recapitalization thus would have no net effect on Shareholder A’s stock holdings (but Shareholder A would own a slightly larger percentage of the Company’s outstanding common stock as a result of the Recapitalization).

Shareholder Owning Fewer Than 111 shares. Assume that Shareholder B owns 45 shares of common stock as of March [•], 2008. As a result of the reverse stock split, Shareholder B’s 45 shares would be converted into the right to receive cash in lieu of a fractional share. Because Shareholder B would not be entitled to receive at least one whole share of common stock in connection with the reverse stock split, the Company would pay Shareholder B cash in lieu of the 0.45 fractional share. Shareholder B would receive $450.00 (the 45 pre-split shares multiplied by $10.00 per pre-split share). The net effect of the Recapitalization on Shareholder B would be that Shareholder B would cease to be a shareholder of the Company, but would have had his shares redeemed by the Company for a total of $450.00.

Suspension of SEC Reporting Obligations

Promptly after the Recapitalization, if approved by our shareholders, we will file a Form 15 with the SEC certifying that we have fewer than 300 shareholders of record. We anticipate that our reporting obligations under Section 15(d) of the Exchange Act would be suspended effective as of March [•], 2008, and that we would not be required to file a Form 10-KSB for the year 2007. (However, certain of our obligations as a public company would continue until the de-registration becomes effective, anticipated to be approximately 90 days after the Form 15 is filed. Further, the Company will remain subject to the Williams Act of 1968 with respect to tender offers.)

Exchange of Stock Certificates for Cash Payment

If the Recapitalization is approved by our shareholders, then on March [•], 2008, each certificate representing a share of our common stock outstanding immediately prior to the Recapitalization will be deemed, for all corporate purposes and without any further action by any person, to evidence either an equal number of shares of new common stock or the right to receive cash in lieu a fractional share resulting from the Recapitalization. Each shareholder who owns fewer than 111 shares of record on March [•], 2008 will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional share to which he or she would otherwise have been entitled. As soon as reasonably practicable after the Recapitalization, we would send a letter of transmittal to our shareholders whose shares were converted into the right to receive cash in the Recapitalization (i.e., those shareholders who own fewer than 111 shares as of March [•], 2008). These letters would instruct the shareholders to return their stock certificates to us in exchange for their cash payment. Shareholders that would continue as shareholders after the Recapitalization (i.e., those shareholders who own at least 111 shares as of March [•], 2008) would retain their current stock certificates.

If certificates evidencing common stock have been lost or destroyed, we may, in our full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder must submit, in addition to other documents, a bond or other security satisfactory to the Board indemnifying us and all other persons against any losses incurred as a consequence of the payment of cash in lieu of fractional shares. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to shareholders after the Recapitalization becomes effective (if approved). Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the payment of cash in lieu of fractional shares. We will bear these costs. The letter of transmittal will be sent to the appropriate shareholders promptly after the effective date of the Recapitalization. Do not send in your stock certificate(s) until you have received the letter of transmittal.

Vote Required

The approval of the Recapitalization requires that the holders of a majority of the outstanding shares of our common stock vote in favor of the Recapitalization. Each share of common stock is entitled to one vote per share. There are 1,273,634 shares of common stock outstanding. Therefore, at least 636,818 votes must be cast in favor of the amendments to the Articles of Incorporation in order for the Recapitalization to take place.

Shareholders holding shares in “street name” should review the information provided to them by their broker, bank or other nominee. This information will describe the procedures to follow to instruct the nominee how to vote the “street name” shares and how to revoke previously given instructions. The proposal to approve the amendments to the Articles of Incorporation in order for the Recapitalization to take place is a “non-discretionary” item, meaning that nominees cannot vote the shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in “street name” that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.”

Broker non-votes and abstentions are counted toward the establishment of a quorum for the special meeting. However, because the affirmative vote of a majority of the outstanding shares is necessary to approve the Recapitalization, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Recapitalization. The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed self-addressed, postage-paid return envelope to assure that a quorum is present at the special meeting and that your shares can be voted as you wish.

As a group, our executive officers and directors own a total of 437,681 shares of the 1,273,634 outstanding shares and Mark Murvay owns 147,226 of the outstanding shares. Since we believe all of our executive officers and directors other than Mark Murvay will vote in favor of the amendments to the Articles of Incorporation, this means that a total of 343,363 shares (636,818 shares minus 437,681 shares plus147,226 shares) held by shareholders who are not executive officers or directors of the Company will be required in order for the amendments to the Articles of Incorporation to be approved and the Recapitalization to take place.

Dissenters’ Rights

Under Michigan law, our shareholders are not entitled to any dissenters’ or appraisal rights in connection with the Recapitalization. Under Michigan law and/or federal securities laws, a shareholder may have the right to file a claim against the Company and/or its officers or directors alleging that he or she has been treated unfairly or that an officer or director has breached a fiduciary duty or that the Recapitalization was fraudulent, manipulative, or deceptive.

Recommendation of the Board of Directors

Our Board of Directors has approved the Recapitalization and recommends that our shareholders vote “FOR” the proposed amendments to our Articles of Incorporation. Only one director, Mark Murvay, voted against the Recapitalization.

Regulatory Approvals

The Recapitalization is not subject to any regulatory approvals.

Expenses and Source of Funds

We estimate that approximately $83,540 will be required to pay for the fractional shares of common stock exchanged for cash in the Recapitalization. Additionally, we estimate that professional fees and other expenses related to the Recapitalization will total approximately $41,100, as follows:

Legal fees:	$35,000
SEC filing fees:	$100
Printing/mailing charges:	$6,000

$41,100

Cash and cash equivalents on hand will serve as the source for these costs. We do not intend to borrow any funds in connection with the Recapitalization.

We will pay all expenses incurred in connection with this proxy statement and, if approved, the Recapitalization.

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION

The following are the material federal income tax consequences of the Recapitalization to the Company and its shareholders. The conclusions in the following summary are not binding on the Internal Revenue Service (“IRS”) and no ruling has been or will be obtained from the IRS in connection with the Recapitalization.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain of our shareholders in light of their particular circumstances. The discussion assumes that our shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state, or local income tax consequences of the Recapitalization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark-to-market; persons that hold our common stock as part of a hedge, straddle or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes; and persons who do not hold their shares of common stock as a capital asset.

Accordingly, we recommend that you consult your own tax advisors as to the specific tax consequences of the Recapitalization, including applicable federal, foreign, state, and local tax consequences to you of the Recapitalization in light of your own particular circumstances.

The Company

The Recapitalization will be a tax free reorganization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company will not recognize taxable income, gain, or loss in connection with the Recapitalization.

Shareholders Who Receive Shares of New Common Stock

A shareholder who receives shares of new common stock in the Recapitalization (i.e., a shareholder who owns at least 111 shares on March [•], 2008) will not recognize gain or loss, or dividend income, as a result of the Recapitalization, and the basis and holding period of such shareholder’s shares of old common stock will carry over as the basis and holding period of such shareholder’s shares of new common stock.

Shareholders Who Receive Cash

A shareholder who receives cash in the Recapitalization (i.e., a shareholder who owns fewer than 111 shares of common stock on March [•], 2008) will be treated as having had his or her shares redeemed by the Company, which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a shareholder’s situation, will be taxed as either:

(a)	A sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder’s tax basis for the redeemed shares; or

(b)	A cash distribution which is treated: (i) first, as a taxable dividend to the extent of the Company’s accumulated earnings; (ii) then as a tax-free return of capital to the extent of the shareholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

Under Section 302 of the Code, a redemption of shares of stock from a shareholder as part of the Recapitalization will be treated as a sale or exchange of the redeemed shares if any of the following are true:

•	the Recapitalization results in a "complete termination" of the shareholder's interest in the Company;

•	the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

•	the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren, and parents (“family attribution”). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities (“entity attribution”). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

Complete Termination. A shareholder who receives cash in the Recapitalization and does not constructively own any shares of new common stock after the Recapitalization, will have his or her interest in the Company completely terminated by the Recapitalization and will therefore receive the sale or exchange treatment on his or her old common stock described under (a) above.

A shareholder who receives cash in the Recapitalization and would only constructively own shares of new common stock after the Recapitalization as a result of family attribution may be able to avoid constructive ownership of the shares of new common stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Recapitalization. Among other things, waiving family attribution requires (i) that the shareholder have no interest in the Company (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the Recapitalization and (ii) including an election to waive family attribution in the shareholder’s tax return for the year in which the Recapitalization occurs.

“Substantially Disproportionate.” A shareholder who receives cash in the Recapitalization and immediately after the Recapitalization constructively owns shares of new common stock, must compare (X) his or her percentage ownership immediately before the Recapitalization (i.e., the number of old common shares actually or constructively owned by him or her immediately before the Recapitalization divided by 1,273,634) with (Y) his or her percentage ownership immediately after the Recapitalization (i.e., the number of new common shares constructively owned by him or her immediately after the Recapitalization divided by the number of shares of new common stock outstanding immediately after the Recapitalization).

If the shareholder’s post-Recapitalization ownership percentage is less than 80% of the shareholder’s pre-Recapitalization ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the shareholder and the shareholder will, therefore, receive the sale or exchange treatment on his or her old common stock described under (a) above.

Not Essentially Equivalent to a Dividend. If (i) the shareholder exercises no control over the affairs of the Company (e.g., is not an officer, director, or high ranking employee), (ii) the shareholder’s relative stock interest in the Company is minimal, and (iii) the shareholder’s post-Recapitalization ownership percentage is less than the shareholder’s pre-Recapitalization ownership percentage, the receipt of cash is “not essentially equivalent to a dividend” with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on his or her shares of old common stock exchanged for cash in lieu of a fractional share. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

In all other cases, receiving cash in lieu of a fractional share by a shareholder who immediately after the Recapitalization constructively owns shares of new common stock will probably be treated: (i) first, as a taxable dividend to the extent of the Company’s accumulated earnings; (ii) then as a tax-free return of capital to the extent of the shareholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Tax Withholding

Non-corporate shareholders of the Company may be subject to backup withholding at a rate of 30% on cash payments received in the Recapitalization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be sent to the shareholders after the Recapitalization (if approved), (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Recapitalization. Thus, we recommend that you consult your own tax advisors as to the specific tax consequences to you of the Recapitalization, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local, and other applicable tax laws, and the effect of any proposed changes in the tax laws.

FINANCIAL INFORMATION

Our audited financial statements for the fiscal years ended December 31, 2006 and 2005, contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, which was filed with the SEC on March 28, 2007 are incorporated in this proxy statement by reference. A copy of our 2006 Annual Report is attached as Appendix C.

Our unaudited balance sheets, comparative year-to-date income statements, and related earnings per share data, statements of cash flows, and comprehensive income contained in the Form 10-QSB for the nine months ended September 30, 2007, which was filed with the SEC on November 14, 2007, are incorporated in this proxy statement by reference. A copy of this Form 10-QSB is attached as Appendix D.

Pro Forma Balance Sheet

The following pro forma (condensed) balance sheet is based upon the Company’s balance sheet as of September 30, 2007, adjusted to reflect the estimated effect of the Recapitalization. The pro forma balance sheet is based upon the assumption that the Company will repurchase an aggregate of 8,354 pre-split shares in the Recapitalization for a total of $83,540, and $41,100 in fees and expenses will be incurred in connection with the Recapitalization. The Company intends to utilize its cash and cash equivalents as the source of financing for these costs.

PRO FORMA BALANCE SHEET -
UNAUDITED
(Dollars in Thousands)

	Actual (as of 9/30/07)	As Adjusted (as of 9/30/07)

ASSETS
Cash and cash equivalents	$8,616	$8,491
Other assets	195,087	195,087

Total Assets	$203,703	$203,578

LIABILITIES AND SHAREHOLDERS' EQUITY
Total Liabilities	$187,136	$187,136

Minority interest in consolidated subsidiary	3,014	3,014

Common stock -
(1,273,734 shares outstanding; 1,265,280 shares outstanding as
adjusted)	6,297	6,172
Capital surplus	6,297	6,297
Retained earnings	1,435	1,435
Restricted stock - unearned compensation	(19)	(19)
Accumulated other comprehensive loss	(457)	(457)

Total Shareholders' Equity	$13,553	$13,428

Total Liabilities and Shareholders' Equity	$203,703	$203,578

Pro Forma Book Value Per Share

The pro forma book value per share of our common stock, adjusted to reflect the estimated effect of the Recapitalization under the assumptions described above, is $10.70.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP
OF DIRECTORS AND EXECUTIVE OFFICERS

As of February [•], 2008, we had outstanding 1,273,634 shares of common stock, no par value, the only class of stock outstanding. The information in the following table sets forth the beneficial ownership of our common stock, as of February [•], 2008, owned by each of our directors and executive officers and by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock (3)

Edwin L. Adler	224,273	17.6%

J. Grant Smith	3,178	0.2%

James Distelrath	0	0.0%

William J. Clark	13,000	1.0%

Thomas E. Kimble	1,130	0.1%

Mark A. Murvay	147,226	11.6%

Mark Wayne	0	0.0%

John H. Welker	67,289	5.3%

All Executive Officers and Directors as a Group
(8 persons)	456,096	35.8%

(1)	The business address of each of these beneficial owners is c/o Clarkston Financial Corporation, 6600 Highland Road, Suite 24, Waterford, Michigan 48327.
(2)	Each person owns the shares directly and has sole voting and investment power or shares voting and investment power with his spouse under joint ownership. Includes shares of common stock that are issuable under options exercisable within sixty days. The share ownership of the following directors includes shares subject to options that are presently exercisable: Mr. Adler (13,003 shares); Mr. Clark (4,908 shares); and Mr. Welker (504 shares).
(3)	Calculated based on the number of shares outstanding plus 18,415 shares with respect to which officers and directors have the right to acquire beneficial ownership under stock options exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of February [•], 2008, no person was known by our management to be the beneficial owner of more than 5% of our outstanding common stock except as follows:

Name	Amount and Nature of Beneficial Ownership		Percent of Common Stock

Edwin L. Adler	224,273	(1)	17.6%
c/o Clarkston Financial Corporation
6600 Highland Road, Suite 24
Waterford, Michigan 48327

Mark A. Murvay	147,226	(2)	11.6%
c/o Clarkston Financial Corporation
6600 Highland Road, Suite 24
Waterford, Michigan 48327

Bank Fund VI L.P.	113,258	(3)	8.9%
208 S. LaSalle Street
Chicago, IL 60604

Acadia Master Fund I Limited	93,310	(4)	7.3%
c/o Butterfield Fund Services (Bermuda) Limited
Rosebank Center
11 Bermudiana Road
Hamilton, HM 08 Bermuda

John H. Welker	67,289	(5)	5.3%
c/o Clarkston Financial Corporation
6600 Highland Road, Suite 24
Waterford, Michigan 48327

(1)	Mr. Adler owns 211,270 shares and has presently exercisable options to purchase 13,003 shares.
(2)	Based on information provided to the Company by Mr. Murvay.
(3)	In a Schedule 13G filed February 9, 2007, Bank Fund V L.P. and Bank Fund VI L.P. disclosed that as of December 31, 2006, Bank Fund VI L.P. exercised sole voting power and sole dispositive power over 113,258 shares of common stock.
(4)	In a Schedule 13G filed February 14, 2007, Jeffrey A. Miller, Eric D. Jacobs, Miller & Jacobs Capital, L.L.C. and Acadia Master Fund I, Ltd. disclosed that as of December 31, 2006, the aforementioned exercised sole voting power and sole dispositive power over 93,310 shares of common stock.
(5)	Mr. Welker owns 66,785 shares and has presently exercisable options to purchase 504 shares.

BACKGROUND INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

o	Edwin L. Adler is the chairman of the Company. Mr. Adler is a real estate investor. Until 1999, Mr. Adler was president of Food Town Supermarkets, a chain of five stores in the Clarkston, Michigan area, where he had been employed since 1963.

o	J. Grant Smith is a director, president and chief executive officer of the Company and the chairman of Huron Valley State Bank. Prior to his present post, Mr. Smith served as chief financial officer of Clarkston State Bank and the Company. He has been employed by the Company since 2001.

o	James Distelrath is the chief financial officer of the Company and Clarkston State Bank. Mr. Distelrath is a CPA and has been employed by the Company since 2004. He previously served in a similar capacity for Paramount Bank.

o	William J. Clark is a director of the Company and Clarkston State Bank. Mr. Clark has served as manager of Coldwell Banker Schweitzer Real Estate, Clarkston, since 1999. Prior to that he was a partner and General Manager at Clarkston Real Estate Services, Inc., since 1989, and General Manager of the merged entity Coldwell Banker Professionals until its sale to Schweitzer in 1999.

o	Thomas E. Kimble is a director of the Company. Mr. Kimble held a variety of positions with General Motors Corporation where he was employed for 30 years before his retirement effective April 1, 2002. Mr. Kimble's positions at General Motors Corporation included Director of Global Philanthropic Administration, Director of Business Risk Management and Finance Director for Service Parts Operations.

o	Mark A. Murvay is a director of the Company and Huron Valley State Bank. Mr. Murvay is President of M.A. Murvay, Inc., a Warren, Michigan- based industrial-supply firm. Previously he was a stockbroker and held several management positions with two brokerage firms. He has served on the Boards of St. Clair Shores Bank and Security Bank SCS, prior to their sale. He served as the 69th district director for the Republican Party and also as a member of the Oakland County Executive Committee.

o	Mark Wayne is a director of the Company. Mr. Wayne is the president and chief executive officer of Freedom One Financial which he founded in 1988. Mr. Wayne is currently a member of the Detroit Chapter of Young Presidents’ Organization. Additionally, he is past president of the Michigan Delta Foundation, past honoree of Crain’s Detroit Business’ annual “40 Under 40” award, and a member and regular speaker for the American Society of Pension Actuaries, the Society of Professional Administrators and Recordkeepers, and the Financial Planning Association.

o	John H. Welker is a director of the Company and Huron Valley State Bank. Mr. Welker is president of Numatics, Inc., where he has been employed since 1965. Numatics, Inc. is a global developer and manufacturer of pneumatic components for automated machinery used in various industries.

To the Company’s knowledge, none of its executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the Company’s executive officers and directors is a citizen of the United States.

SECURITIES AGREEMENTS AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

The Company has stock-based compensation plans which are described below. Under both plans, there is a minimum vesting period of between one to three years before options may be exercised, and all options expire 10 years after the date of their grant. Certain options (contingent options) under both plans vest on an accelerated basis upon the achievement of various future financial and operational goals. All such options vest 9.5 years after the date of grant regardless of achievement of future goals. Under both plans, the exercise price of each option equals the market price of the Corporation’s common stock on the date of grant.

Under the employees’ stock compensation plan (“Employee Plan”), the Corporation may grant options and other awards to key employees for up to 27,500 shares of common stock, of which 15,552 shares of common stock are available for grant. Restricted stock has been the primary vehicle under the Employee Plan, as over 80% of the grants have been in that form, and no options have been issued under this plan since 2000.

Under the 1998 Founding Directors Stock Option Plan (“Director Plan”) the Corporation may grant options and other awards to directors for up to 82,500 shares of common stock, of which 7,920 shares of common stock are available for grant. No options have been granted under this plan since the grants to the founding directors of the Company. The directors are compensated for meeting attendance with stock awards from this plan.

Clarkston State Bank has followed the policy of offering loans to the Company’s and Clarkston State Bank’s directors, officers, and employees for the financing of their principal residences. These loans are made in the ordinary course of business on substantially the same terms and collateral, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectability or present other unfavorable features. Clarkston State Bank grants consumer loans to directors, officers, and employees at rates and terms applicable to its other customers. All loans to executive officers and directors are subject to federal regulations restricting loans and other transactions with affiliated persons of Clarkston State Bank.

The Company has 8 executive officers and directors, and the aggregate total of loans outstanding to these individuals as of September 30, 2007, was $1,240,000.

OTHER INFORMATION

Market Price and Dividend Information

The Company’s shares are quoted on the OTCBB under the symbol CKSB.OB. High and low prices, as reported on the OTCBB are as follows for the periods indicated:

	High	Low

2007
First Quarter	$14.40	$12.30
Second Quarter	$13.70	$12.05
Third Quarter	$13.00	$10.50
Fourth Quarter	$12.65	$8.00

2006
First Quarter	$15.25	$14.30
Second Quarter	$15.25	$13.50
Third Quarter	$14.00	$13.15
Fourth Quarter	$14.00	$13.65

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

No cash dividends have been declared to date on our common stock. We expect that all earnings, if any, will be retained to finance our growth and that no cash dividends will be paid for the foreseeable future. If and when dividends are declared, we will be dependent upon dividends paid to us by the bank for funds to pay dividends on the common stock.

Recent Repurchases of Stock

During the past two years, the Company has not repurchased any shares of its common stock.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the proxies in the enclosed proxy will vote in accordance with their best judgment on such matters.

Representatives of Plante & Moran, the Company’s independent public accountants for the year ended December 31, 2006, are not expected to be present at the Special Meeting to respond to questions, although such representatives have the opportunity to be present and make a statement if they desire to do so.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by law, we file reports, proxy statements, and other information with the SEC. Because the Recapitalization is a “going private” transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Recapitalization. The Schedule 13E-3 and such reports, proxy statements, and other information contain additional information about the Company. You can inspect and copy these materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be acceded on the internet through the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The following information is incorporated in this proxy statement by reference:

•	Our audited financial statements for the fiscal years ended December 31, 2006 and 2005, contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, which was filed with the SEC on March 28, 2007; and

•	Our unaudited balance sheets, comparative year-to-date income statements, and related earnings per share data, statements of cash flows, and comprehensive income contained in the Form 10-QSB for year-to-date ended September 30, 2007, which was filed with the SEC on November 14, 2007.

You should rely on only the information contained in, or incorporated by reference into, this proxy statement. We have not authorized anyone to give any information different from the information contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated February [•], 2008. You should not assume the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Holders of common stock are urged to complete, sign, and date the accompanying proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States.

By order of the Board of Directors,

J. Grant Smith, Secretary
Clarkston, Michigan
February [•], 2008

CLARKSTON FINANCIAL CORPORATION
6600 Highland Road, Suite 24, Waterford, Michigan 48327
Special Meeting to be held on
March [•], 2008, at 10:00 a.m. (local time)

This proxy is solicited by the Board of Directors.

The undersigned hereby appoints Edwin L. Adler and J. Grant Smith, and each of them, with power of substitution in each, proxies to vote all of the undersigned’s shares of common stock of CLARKSTON FINANCIAL CORPORATION, at the Special Meeting of Shareholders to be held on March [•], 2008, and any and all adjournments thereof.

Properly executed proxies will be voted as marked and, if not marked, will be voted FOR the matter listed below.

1.	Proposed amendments to the Articles of Incorporation to effect a recapitalization of the corporation’s common stock: The Board of Directors recommends a vote FOR the proposed amendments. (Check only one box.)

A.	For the proposed amendments [_]

B.	Against the proposed amendments [_]

C.	To abstain from voting on the proposed amendments [_]

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

(To be dated and signed below)

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly returning your completed proxy in the enclosed postage-paid envelope which is addressed to us at 6600 Highland Road, Suite 24, Waterford, Michigan 48327.

Please date, sign exactly as name appears hereon, and mail promptly in the enclosed envelope, which requires no postage if mailed in the United States. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If shares are held jointly, both owners must sign.

Dated: __________________________, 2008 Signature:____________________________________________ Signature:____________________________________________

APPENDIX A

Proposed Form of Certificate of Amendment to
Articles of Incorporation of
Clarkston Financial Corporation
to Effect Reverse Stock Split

        Clarkston Financial Corporation, a Michigan corporation (the “Corporation”), does hereby certify that:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation.

SECOND:	The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 611 of the Michigan Business Corporation Act and shall become effective at 11:58 p.m., EST, on March [•], 2008.

THIRD:	Article III of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE III

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Ten Million (10,000,000) shares of common stock (the “Common Stock”). The authorized shares of common stock are all of one class with equal voting power, and each share shall be equal to every other share.

Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock issued and outstanding immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-one-hundred eleventh (1/111th) of a fully paid and nonassessable share of Common Stock, without increasing or decreasing the amount of capital of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than one hundred eleven (111) shares of Common Stock immediately prior to the time this amendment becomes effective. Instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractional shares as of the time when this amendment becomes effective.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer on March ____, 2008.

By: —————————————— J. Grant Smith Chief Executive Officer

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APPENDIX B

Proposed Form of Certificate of Amendment to
Articles of Incorporation of
Clarkston Financial Corporation
to Effect Forward Stock Split

        Clarkston Financial Corporation, a Michigan corporation (the “Corporation”), does hereby certify that:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation.

SECOND:	The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 611 of the Michigan Business Corporation Act and shall become effective at 11:59 p.m., EST, on March [•], 2008.

THIRD:	Article III of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE III

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Ten Million (10,000,000) shares of common stock (the “Common Stock”). The authorized shares of common stock are all of one class with equal voting power, and each share shall be equal to every other share.

Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock issued and outstanding (and including each fractional share in excess of one (1) share held by any shareholder) immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one hundred eleven (111) fully paid and nonassessable shares of Common Stock (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such one hundred eleven (111) to one (1) ratio), without increasing or decreasing the amount of capital of the Corporation, provided that no fractional shares shall be issued.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer on March ___, 2008.

By: —————————————— J. Grant Smith Chief Executive Officer

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